Exhibit 21.1

INFORMATION REGARDING SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Star Tobacco, Inc.	Virginia
Rock Creek Pharmaceutical, Inc.	Delaware